Exhibit 12.1

Consolidated Edison, Inc.

Ratio of Earnings to Fixed Charges

(Millions of Dollars)

	For the Three Months Ended	For the Twelve Months Ended December 31,
	March 31, 2003	2002	2001	2000	1999	1998
Earnings
Net Income for Common Stock	$154	$646	$682	$583	$701	$713
Preferred Stock Dividend	3	13	14	14	13	17
Cumulative Effect of Changes in Accounting Principles	—	22	—	—	—	—
(Income) or Loss from Equity Investees	—	—	—	(1)	1	1
Minority Interest Loss	1	2	2	1	—	—
Income Tax	98	376	442	307	373	405
Pre-Tax Income from Continuing Operations	$256	$1,059	$1,140	$904	$1,088	$1,136

Add: Fixed Charges*	119	493	480	452	378	372
Add: Distributed Income of Equity Investees	—	—	—	1	1	—
Subtract: Interest Capitalized	4	14	—	—	—	—
Subtract: Preferred Stock Dividend Requirement	4	19	22	21	21	27
Earnings	$367	$1,519	$1,598	$1,336	$1,446	$1,481

* Fixed Charges
Interest on Long-term Debt	$96	$373	$384	$351	$306	$295
Amortization of Debt Discount, Premium and Expense	3	12	13	12	13	14
Interest Capitalized	4	14	—	—	—	—
Other Interest	8	61	42	50	20	18
Interest Component of Rentals	4	14	19	18	18	18
Preferred Stock Dividend Requirement	4	19	22	21	21	27
Fixed Charges	$119	$493	$480	$452	$378	$372

Ratio of Earnings to Fixed Charges	3.1	3.1	3.3	3.0	3.8	4.0

Exhibit 12.1

Consolidated Edison, Inc.

Ratio of Earnings to Fixed Charges

(Millions of Dollars)

Twelve Months Ended March 2003
Earnings
Net Income for Common Stock	$654
Preferred Stock Dividend	12
Cumulative Effect of Changes in Accounting Principles	2
(Income) or Loss from Equity Investees	1
Minority Interest Loss	2
Income Tax	378
Pre-Tax Income from Continuing Operations	$1,049

Add: Fixed Charges*	501
Add: Distributed Income of Equity Investees	—
Subtract: Interest Capitalized	18
Subtract: Preferred Stock Dividend Requirement	18
Earnings	$1,514

* Fixed Charges
Interest on Long-term Debt	$378
Amortization of Debt Discount, Premium and Expense	12
Interest Capitalized	18
Other Interest	59
Interest Component of Rentals	16
Preferred Stock Dividend Requirement	18
Fixed Charges	$501

Ratio of Earnings to Fixed Charges	3.0